Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No.  333-145522 on Form S-8 of Community Trust Bancorp, Inc. (Company) of our reports dated March 14, 2013, on our audits of the consolidated financial statements of the Company as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, which report is included in this annual report on Form 10-K.  We also consent to the incorporation by reference of our report dated March 14, 2013, on our audit of the internal control over financial reporting of the Company as of December 31, 2012, which report is included in this annual report on Form 10-K.

/s/ BKD LLP
Louisville, Kentucky
March 14, 2013